Exhibit F-1

December 18, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Great Plains Energy Incorporated, et al.
        Post-Effective Amendment No. 3 to Application/Declaration on
        Form U-1 (File No. 70-09861)

Dear Sirs:

I refer to Post-Effective Amendment No. 3 to the Application/Declaration on Form U-1 in the above-referenced proceeding (the "Application") under the Public Utility Holding Company Act of 1935, as amended (the "Act"), filed with the Securities and Exchange Commission (the "Commission") by Great Plains Energy Incorporated ("Great Plains Energy"), a Missouri corporation and certain of this subsidiaries.

I have acted as counsel to Great Plains Energy in connection with the filing of the Application. All capitalized terms used herein but not defined herein shall have the meaning ascribed to them in the Application.

The Application seeks certain modifications to the order of the Commission dated September 7, 2001 (Holding Co. Act Release No. 27436) (the "Prior Order"), including, among other things (a) an increase in the aggregate amount of securities authorized to be issued by Great Plains Energy from $450 million to $1.2 billion during the Authorization Period, (b) authorization for Great Plains Energy to directly issue preferred and equity-linked securities, (c) conditions to the issuance of securities and guarantees authorized in this proceeding, (d) reservation of jurisdiction over KLT Investment II Inc., and (e) partial release of reservation of jurisdiction over dividends of certain non-exempt nonutility subsidiaries.

In connection with this opinion, I have examined the Application and the exhibits thereto, and originals, or copies certified to my satisfaction, of such corporate records of the Applicants and other entities, and such other documents, records and matters of law as I have deemed necessary for the purposes of this opinion. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to the original documents of all documents submitted to me as copies. As to any facts material to my opinion, I have, when relevant facts were not independently established, relied upon the Application and the aforesaid documents.

I am of the opinion that, upon the issuance of your order or orders in this proceeding granting or permitting the Application to become effective with respect to the proposed transaction, and in the event that the proposed transactions are consummated in accordance with said Application and your order or orders in respect thereto:

(a)  all state laws applicable to the proposed transactions will have been complied with;

(b)  (i) the issuer of any securities being issued, sold, acquired, guaranteed, assumed or modified pursuant to the authority sought in the Application will be validly organized and duly existing; (ii) such securities will, in the case of stock, be validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the charter or other document defining such rights and privileges, and; (iii) such securities will, in the case of debt securities, be valid and binding obligations of the issuer or guarantor in accordance with their terms;

(c)  the Applicants will legally acquire any securities or assets being acquired pursuant to the authorization sought in the Application; and

(d)  the consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof.

The opinions expressed above are subject to the following assumptions and conditions:

a.  The Commission shall have duly entered an appropriate order or orders with respect to the transactions granting and permitting the Application to become effective under the Act and the rules and regulations thereunder and the Transactions are consummated in accordance therewith.

b.  The transactions shall have been accomplished in accordance with required approvals, authorizations, consents, certificates, filings and orders of all state and federal commissions or regulatory authorities having jurisdiction over any of the transactions, and all such required approvals, authorizations, consents, certificates, filings and orders shall remain in effect at the closings of the transactions.

c.   The transactions shall have been duly authorized and approved, to the extent required by applicable governing corporate documents and applicable state laws.

d.  The Applicants shall have obtained all consents, waivers and releases, if any, required for the transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

I am a member of the State Bar of Missouri and, for purposes of this opinion, do not hold myself out as an expert of the laws of any jurisdiction other than the State of Missouri and the federal laws of the United States of America. I hereby consent to the filing of this opinion as an exhibit to the Application. This opinion is intended solely for the use of the Commission and may not be relied upon by any other person for any other purpose.

Very truly yours,

/s/Mark G. English
Mark G. English
Assistant Secretary and
Managing Attorney